Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Christopher & Banks Corporation:

We consent to the use of our report dated March 25, 2013 with respect to the consolidated balance sheets of Christopher & Banks Corporation and subsidiaries as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the fiscal year ended February 2, 2013 and the transition period ended January 28, 2012, and the effectiveness of internal control over financial reporting as of February 2, 2013, incorporated by reference in the Registration Statement on Amendment No. 1 to Form S-3 of Christopher & Banks Corporation and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
Minneapolis, Minnesota
April 3, 2013